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                                                                 EXHIBIT (a)(5)


                  AIMCO PROPERTIES HAS OFFERED $700, WHICH IS
                         THE HIGHEST PRICE TO PURCHASE
                   UNITS OF LIMITED PARTNERSHIP INTERESTS OF
                              ANGELES PARTNERS XII

                             AIMCO PROPERTIES, L.P.
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222

                               September 7, 1999

         HIGHEST PRICE: AIMCO PROPERTIES, L.P. has increased its offer price to purchase units of limited partnership interest (the "Units") in Angeles Partners XII (the "Partnership") to $700, net to the seller in cash. Our price is HIGHER than the price being offered by either ERP Operating Limited Partnership or Everest Investors 12, LLC. IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Limited Partners who have already tendered their Units to AIMCO will automatically receive the benefit of the increased purchase price and need not take any further action.

         QUICKEST PAYMENT: We have extended our offer so that it now expires at 12:00 midnight, New York City time on September 20, 1999 (unless further extended by us). YOU WILL STILL BE ABLE TO RECEIVE OUR HIGHER PRICE EARLIER THAN ERP IS PERMITTED TO BUY UNDER ITS OFFER. IN ADDITION, EVEREST IS ONLY SEEKING TO ACQUIRE LESS THAN 4% OF THE UNITS.

         FAST, COMMISSION-FREE SALE: Our offer provides you with the opportunity to sell your units without the commission costs (generally, up to 10% of the sales price, subject to a $150-$200 minimum commission per trade) paid by the seller in typical secondary market sales. With secondary market matching services, the process to sell units will not even begin until an interested buyer can be found, which cannot be assured and can take days, weeks or even months.

         The general partner of the Partnership is our affiliate. The Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to any offer. However, the general partner noted that our offer is at the highest price of any of the three offers. If you wish to sell your units for cash, you should do so at the highest price. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE, THE SUPPLEMENT THERETO AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer, and no representation is made by us or any of our affiliates as to such fairness.



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         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.



                                            Very truly yours,


                                            AIMCO PROPERTIES, L.P.


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